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1701 Market Street                           Morgan, Lewis & Bockius  LLP
Philadelphia, PA  19103                      Counselors at Law
215-963-5000
215-963-5299



April 29, 1999

The Pillar Funds
c/o SEI Investments
Oaks, PA  19456

Re: Opinion of Counsel regarding Post-Effective Amendment No. 20 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 33-44712)
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Ladies and Gentlemen:

We have acted as counsel to The Pillar Funds, a Massachusetts business trust (the "Fund"), in connection with the above-referenced Registration Statement which relates to the Fund's shares of common stock, par value $.001 per share (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 20 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

     (a) a certificate of the Commonwealth of Massachusetts to the existence and good standing of the Fund dated April 22, 1999;

     (b) the Articles of Incorporation of the Fund and all amendments and supplements thereto (the "Articles of Incorporation");

     (c) a certificate executed by Richard W. Grant, the Secretary of the Fund, certifying as to the Fund's Articles of Incorporation and Amended and Restated By-Laws (the "By-Laws"), and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares; and


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The Pillar Funds
April 29, 1999
Page 2

     (d)  a printer's proof of the Amendment.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles of Incorporation and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius

Morgan, Lewis and Bockius LLP